Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: Raymond A. Low
Chief Financial Officer (510) 683-5900 Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT, Inc. Announces Third Quarter 2009 Financial Results

FREMONT, Calif., Oct. 29, 2009 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter ended Sept. 30, 2009.

Third Quarter 2009 Results

Revenue for the third quarter of 2009 was $16.8 million, compared with $13.1 million in the second quarter of 2009, and $17.9 million in the third quarter of 2008. Total gallium arsenide (GaAs) substrate revenue was $13.3 million for the third quarter of 2009, compared with $10.1 million in the second quarter of 2009, and $13.6 million in the third quarter of 2008. The increase in GaAs substrate revenue in the third quarter of 2009 compared with the second quarter of 2009 was primarily due to the overall increased demand in all diameters, particularly 6-inch substrates.

Indium phosphide (InP) substrate revenue was $688,000 for the third quarter of 2009, compared with $684,000 in the second quarter of 2009, and $484,000 in the third quarter of 2008. Germanium (Ge) substrate revenue was $1.8 million compared with $1.2 million in the second quarter of 2009 and $795,000 in the third quarter of 2008. Raw materials sales were $1.0 million for the third quarter of 2009, compared with $1.0 million in the second quarter of 2009 and $3.0 million in the third quarter of 2008.

Gross margin was 32.9 percent of revenue for the third quarter of 2009. This included a benefit from the net sale of approximately $94,000 of fully reserved wafers, which positively affected the quarterly gross margin by 0.6 percentage points. By comparison, gross margin in the second quarter of 2009 was 19.3 percent. That included a benefit from the net sale of approximately $311,000 of fully reserved wafers, which positively affected second quarter gross margin by 2.4 percentage points. Gross margin in the third quarter of 2008 was 25.4 percent, which included a benefit from the net sale of approximately $708,000 of fully reserved wafers, which positively affected the quarterly gross margin by 4.0 percentage points. In the past we reported in our press releases the gross sale of fully reserved wafers and its effects on gross margin without taking into account the charge to cost of goods sold and its effect on gross margin for wafers that were added to fully reserved wafers. We are now reporting in our press releases the net sale of fully reserved wafers and its effects on gross margin. The net sale is derived from the gross sale of fully reserved wafers less the charge to cost of goods sold for wafers that were added to fully reserved wafers. We have done this retroactively for all prior periods reported.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

Operating expenses were $3.7 million in the third quarter of 2009, compared with $3.8 million in the second quarter of 2009, and $5.5 million in the third quarter of 2008.

Income from operations for the third quarter of 2009 was $1.9 million compared with a loss from operations of $1.3 million in the second quarter of 2009, and a loss from operations of $0.9 million in the third quarter of 2008.

Net interest and other income for the third quarter of 2009 was $677,000, which included an unrealized foreign exchange gain of $302,000.  This compared with a net interest and other income of $355,000 in the second quarter of 2009, which included an unrealized foreign exchange gain of $212,000, and with a net interest and other income of $366,000 in the third quarter of 2008, which included an unrealized foreign exchange gain of $123,000.

Net income attributable to AXT, Inc. in the third quarter of 2009 was $2.1 million or income of $0.07 per diluted share, compared with a net loss attributable to AXT, Inc. of $1.3 million or a loss of $0.04 per diluted share in the second quarter of 2009, and a net loss attributable to AXT, Inc.of $1.0 million, or a loss of $0.03 per diluted share in the third quarter of 2008.

Cash and equivalents, including restricted deposits, were $37.8 million as of Sept. 30, 2009, compared with $33.6 million as of June 30, 2009.

Management Qualitative Comments

“This is an encouraging time for AXT,” said Morris Young, chief executive officer.  “The continued recovery taking place in our end markets, coupled with ramping volumes for newer qualifications resulted in revenue growth in the third quarter of more than 28 percent.  Further, improved margin performance, manufacturing efficiency and cost control allowed us to exceed our earnings expectations and return the company to profitability.  We are very pleased to see continued diversification of our customer and revenue base as well as many positive trends in our markets that highlight our competitive advantages and are likely to provide further growth opportunities in the quarters ahead.”

AXT Announces Executive Promotions

In a separate release, AXT today announced three executive promotions.  First, Raymond Low, formerly AXT’s vice president, corporate controller and acting chief financial officer, has been appointed chief financial officer.

Also, Davis Zhang, formerly AXT’s president of joint venture operations, has been appointed president of AXT China Operations, with responsibility for managing and developing AXT’s joint venture operations, as well as assisting chief executive officer, Dr. Morris Young, with the management of AXT’s manufacturing facilities in China.

Finally, Bob Ochrym, formerly AXT’s vice president of business development, has been appointed vice president of business development, strategic sales and marketing.  His responsibilities include sales for the North American East Coast, as well as for Europe, continuing to work closely with John Cerilli, vice president of global sales and marketing, to maximize customer support around the world.  He will also be responsible for developing sales and marketing strategies, major sale contract negotiations, major market identification and other strategic sales and marketing functions.

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Outlook for Fourth Quarter, Ending Dec. 31, 2009

AXT estimates revenue for the fourth quarter will increase to between $17.0 million and $17.5 million. The company estimates that net income per share will be between $0.03 and $0.05, which takes into account a weighted average share count of approximately 31.7 million shares.

Conference Call

The company will host a conference call today to discuss these results at 1:30 p.m. PST. The conference call can be accessed at (719) 457-2697 (passcode 7237684). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 until November 6, 2009. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the fourth quarter of 2009, the improvement of our competitive position as the market improves, the recovery of our markets, the future growth opportunities available to us, and the impact of our customer qualifications. These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; global financial conditions and uncertainties, market acceptance and demand for the company’s products; the impact of delays by our customers on the timing of sales of products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information or future events.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$16,819	$17,863	$37,528	$57,429
Cost of revenue	11,281	13,326	29,711	40,227
Gross profit	5,538	4,537	7,817	17,202

Operating expenses:
Selling, general and administrative	3,323	4,901	10,815	12,146
Research and development	360	562	1,175	1,635
Impairment on assets held for sale	—	—	—	83
Restructuring charge	—	—	507	—
Total operating expenses	3,683	5,463	12,497	13,864
Income (loss) from operations	1,855	(926)	(4,680)	3,338
Interest income, net	39	68	117	433
Other income (expense), net	638	298	537	707

Income (loss) before provision for income taxes	2,532	(560)	(4,026)	4,478
Provision for income taxes	201	177	513	1,372
Net income (loss)	2,331	(737)	(4,539)	3,106

Less: Net income (loss) attributable to noncontrolling interest	(210)	(277)	(136)	(1,424)
Net income (loss) attributable to AXT, Inc.	$2,121	$(1,014)	$(4,675)	$1,682

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$0.07	$(0.03)	$(0.16)	$0.05
Diluted	$0.07	$(0.03)	$(0.16)	$0.05

Weighted average number of common shares outstanding:
Basic	30,475	30,455	30,449	30,410
Diluted	30,911	30,455	30,449	31,502

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2009	2008
Assets:
Current assets
Cash and cash equivalents	$16,042	$13,566
Short-term investments	18,737	17,756
Accounts receivable, net	13,983	11,497
Inventories, net	28,642	35,082
Prepaid expenses and other current assets	2,070	3,131
Total current assets	79,474	81,032

Property, plant and equipment, net	20,808	22,184
Restricted deposits	3,000	3,013
Other assets	5,768	5,433

Total assets	$109,050	$111,662

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$7,165	$6,657
Accrued liabilities	4,810	4,453
Line of credit	3,000	3,013
Current portion of long-term debt	75	73
Total current liabilities	15,050	14,196

Long-term debt, net of current portion	440	496
Other long-term liabilities	65	94
Total liabilities	15,555	14,786

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	187,508	186,784
Accumulated deficit	(103,907)	(99,232)
Other comprehensive income	3,971	2,580
Total AXT, Inc. stockholders’ equity	91,104	93,664

Noncontrolling interest	2,391	3,212
Total stockholders’ equity	93,495	96,876

Total liabilities and stockholders’ equity	$109,050	$111,662